                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               BOOKS-A-MILLION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                    May 5, 2003



Dear Stockholder:

         You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m.
on Thursday, June 5, 2003 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203.

         The principal business of the meeting will be to elect a class of directors to serve a three-year term expiring in 2006. In addition, one stockholder proposal will be acted on at the meeting. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2004.

         Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                           Sincerely yours,


                                           /s/ Clyde B. Anderson
                                           ------------------------------------
                                           Clyde B. Anderson
                                           Chairman and Chief Executive Officer

                              BOOKS-A-MILLION, INC.
                               402 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m. on Thursday, June 5, 2003 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203. The meeting is called for the following purposes:

         (1) To elect a class of directors for a three-year term expiring in 2006;

         (2) To vote upon one stockholder proposal which is described in the accompanying proxy statement; and

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 8, 2003 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                      By Order of the Board of Directors,


                                      /s/ Sandra B. Cochran
                                      --------------------------------------
                                      Sandra B. Cochran
                                      President and Secretary

May 5, 2003
Birmingham, Alabama

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                              BOOKS-A-MILLION, INC.
                               402 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211


                                 PROXY STATEMENT

         This Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 5, 2003 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about May 5, 2003 to the Company's stockholders of record on the Record Date, as defined below.

         THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

                             SHARES ENTITLED TO VOTE

         Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as director of the nominees listed in this Proxy Statement and (ii) AGAINST the shareholder-submitted proposal. The submission of a signed proxy will not affect a stockholder's right to attend and to vote in person at the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

         Only holders of record of Common Stock as of the close of business on April 8, 2003 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 16,243,161 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

         Under Delaware law and the Company's by-laws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

         Approval of the stockholder submitted proposal and any other matters that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares represented in person or by proxy and entitled to vote on such matter at a meeting at which a quorum is present. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposal. Unless a broker's authority to vote on a particular matter is limited, shares held in street name that are not voted ("broker non-votes"), are counted in determining votes present at a meeting and entitled to vote, such as for quorum purposes. However, a broker non-vote is not considered entitled to vote and is thus not calculated as a vote cast at a meeting (either for or against the proposal). For both Proposal 1 and Proposal 2, there cannot be any broker non-votes.

         With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. Upon the expiration of the term of office of a class of directors, the nominee or nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. The current terms of Mr. Clyde B. Anderson and Mr. Ronald
G. Bruno expire upon the election and qualification of the directors to be elected at this Annual Meeting. The Board of Directors has nominated Mr. Anderson and Mr. Bruno for re-election to the Board of Directors at the Annual Meeting, to serve until the 2006 annual meeting of stockholders and until their successors are duly elected and qualified.

         All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Mr. Clyde B. Anderson and Mr. Ronald G. Bruno to the Board of Directors. Mr. Anderson and Mr. Bruno have each consented to serve as a director of the Company if elected. If at the time of the Annual Meeting, either Mr. Anderson or Mr. Bruno is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that Mr. Anderson or Mr. Bruno will be unable or will decline to serve as a director.

         Stockholders may withhold their votes from a nominee by so indicating in the space provided on the enclosed proxy card.

         Set forth below is certain information furnished to the Company by Mr. Anderson, Mr. Ronald G. Bruno and by each of the incumbent directors whose terms will continue following the Annual Meeting.

NOMINEES FOR ELECTION - TERM EXPIRING 2006

CLYDE B. ANDERSON
Age: 42

         Clyde B. Anderson has served as a director of the Company since August 1987. Mr. Anderson has served as the Chairman of the Board of the Company since January 2000 and the Chief Executive Officer of the Company since July 1992. Mr. Anderson served as the President of the Company from November 1987 to August 1999. From November 1987 to March 1994, Mr. Anderson also served as the Company's Chief Operating Officer. Mr. Anderson serves on the Board of Directors and the Compensation Committee of Hibbett Sporting Goods, Inc., a sporting goods retailer. Mr. Anderson is the son of Charles C. Anderson and the brother of Terry C. Anderson, both members of the Company's Board of Directors.

RONALD G. BRUNO
Age: 51

         Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since September 1995 and has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno's Supermarkets, Inc., a supermarket retailing chain. Mr. Bruno is a director of Russell Corporation, a sports apparel manufacturing company, and SouthTrust Bank, N.A.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION AS DIRECTOR OF THE NOMINEES NAMED ABOVE.



INCUMBENT DIRECTORS - TERM EXPIRING 2004

CHARLES C. ANDERSON
Age: 68

         Charles C. Anderson served as the Chairman of the Board of the Company for more than 28 years. He also served as the Chief Executive Officer of the Company from 1964 to July 1992. Mr. Anderson is the father of Clyde B. Anderson, the Company's Chief Executive Officer and Chairman of the Board of Directors, and Terry C. Anderson, a member of the Company's Board of Directors.

J. BARRY MASON
Age: 62

         J. Barry Mason has served as a director of the Company since April 1998. Dr. Mason has held the positions of Dean and Thomas D. Russell Professor of Business at Culverhouse College of Commerce, The University of Alabama since 1988.

WILLIAM H. ROGERS, JR.
Age:  45

         William H. Rogers, Jr. has served as a director of the Company since November 2000. Mr. Rogers serves as Executive Vice President, Private Client Services for SunTrust Banks, Incorporated and has held various other positions with SunTrust since 1980. Mr. Rogers is a director of SunTrust Capital Markets, an investment banking firm.


INCUMBENT DIRECTORS - TERM EXPIRING 2005

TERRY C. ANDERSON
Age: 45

Terry C. Anderson has served as a director of the Company since April 1998. Mr. Anderson serves as the President and Chief Executive Officer of American Promotional Events, Inc., an importer and wholesaler of pyrotechnics, since July 1988. Mr. Anderson is the son of Charles C. Anderson, a member of Company's Board of Directors, and the brother of Clyde B. Anderson, the Company's Chief Executive Officer and Chairman of the Company's Board of Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Company's Board of Directors held seven meetings during the Company's fiscal year ended February 1, 2003 ("fiscal 2003"). The Board has an Executive Committee, an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he served.

         Committees of the Board of Directors. The Executive Committee consists of Messrs. Charles C. Anderson, Chairman of the Committee, Clyde B. Anderson and Ronald G. Bruno. The Executive Committee is authorized to exercise all of the power and authority of the Board of Directors in the management of the business and affairs of the Company, including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. The authority of the Executive Committee does not extend to certain fundamental corporate transactions. The Executive Committee does not hold regularly scheduled meetings but meets when necessary. The Executive Committee did not hold any meetings in fiscal 2003.

         The Audit Committee consists of Messrs. J. Barry Mason, Chairman of the Committee, Ronald G. Bruno and William H. Rogers, Jr. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures and reviewing and monitoring the provision of non-audit services by the Company's auditors. The Audit Committee held five meetings in fiscal 2003.

         The Board of Directors has determined that the members of the Audit Committee are independent directors, as defined by the Audit Committee Charter. The Audit Committee acts under a written charter first adopted in 1992 and last updated in March 2003.

         Audit Fee Summary. During fiscal 2003 Deloitte and Touche LLP billed the Company $120,000, including out-of-pocket expenses, for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended February 1, 2003.

         Financial Information Systems Design and Implementation Fees. Deloitte and Touche LLP did not provide any services related to financial information systems design and implementation during fiscal 2003.

         All Other Fees. Deloitte and Touche LLP also billed the Company $34,476, including out-of-pocket expenses, for other services rendered to the Company for the fiscal year ended February 1, 2003, primarily related to employee benefit plan audits and tax work.

         The Audit Committee has considered whether the provision of non-audit services by the Company's independent auditor is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

         Report of the Audit Committee.  The Audit Committee has:

                  - Reviewed and discussed with management the Company's audited financial statements for the fiscal year ended February 1, 2003;

                  - Discussed with Deloitte & Touche LLP, the Company's independent auditor, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

                  - Received and reviewed the written disclosures and the letter from the independent auditor required by Independence Standard No. 1, Independence Standards Board, and discussed with the auditors the auditors' independence; and

                  - Based on the review and discussions referred to above, recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended February 1, 2003 for filing with the Securities and Exchange Commission.

         By the Audit Committee of the Board of Directors:

                  J. Barry Mason, Chairman
                  Ronald G. Bruno
                  William H. Rogers, Jr.

         The Compensation Committee consists of Messrs. Ronald G. Bruno, Chairman of the Committee, J. Barry Mason and William H. Rogers, Jr. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify, establishing salaries, bonuses and other compensation for the Company's executive officers and administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. The Compensation Committee held one meeting in fiscal 2003.

         Compensation of Directors. Directors who are not employees of the Company ("Non Employee Directors") receive an annual retainer fee of $15,000 and an attendance fee of $1,000 for each Board and committee meeting attended, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. During fiscal 2003, Charles C. Anderson received no payments for the retainer or meetings attended.

         In addition, the Company's non-employee directors are eligible to receive formula grants of stock options under the Company's Stock Option Plan. Under the Company's Stock Option Plan, each director who is not an employee of the Company or its subsidiary will, on the first day he serves as a director, be automatically granted options to purchase 10,000 shares of Common Stock from the Company at the "fair market value" (as defined in the Stock Option Plan) of such Common Stock on such date. Further, each such director who is serving as a director on the last business day of each calendar year and who has served as a director for more than one year shall automatically be granted options to purchase 6,000 shares of Common Stock from the Company at the fair market value of the Common Stock on such date. Accordingly, each of Messrs. Charles C. Anderson, Terry C. Anderson, Ronald G. Bruno, J. Barry Mason and William H. Rogers, Jr. received a grant of options to purchase 6,000 shares of Common Stock at an exercise price of $2.74 per share on December 31, 2002. Prior to January 9, 2001, all options granted to directors expired on the sixth anniversary of the date of grant or 90 days after such individual ceases to be a director of the Company. On January 9, 2001, the Compensation Committee approved an amendment to the Stock Option Plan that allows all options granted after that date to expire on the tenth anniversary of the date of the grant or 90 days after such individual ceases to be a director of the Company. Each of these options granted to directors of the Company are immediately exercisable.


         Compliance with Section 16(a) of the Securities Exchange Act of 1934.
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market, Inc. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% stockholders complied during fiscal 2003 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein and (iv) all current directors and executive officers as a group. Such information is provided as of March 31, 2003. The outstanding stock of the Company on March 31, 2003 was 16,201,656. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% percent of the outstanding Common Stock.

                                                 Amount and Nature of                  Percent of
Name of Beneficial Owner                         Beneficial Ownership                    Class
------------------------                         --------------------                  ----------
Charles C. Anderson(1)                                   2,510,873(2)                      15.5%
Clyde B. Anderson(3)                                     1,825,106(4)                      11.3
Joel R. Anderson(1)                                      1,782,440(5)                      11.0
Dimensional Fund Advisors, Inc.(6)                       1,354,550                          8.4
Berno, Gambal & Barbee, Inc.(7)                            946,527                          5.8
Terry C. Anderson                                          465,272(8)                       2.9
Sandra B. Cochran                                          269,339(9)                       1.7
Terrance G. Finley                                         181,964(10)                      1.1
Ronald G. Bruno                                             67,000(11)                      *
Richard S. Wallington                                       55,987(12)                      *
J. Barry Mason                                              44,000(13)                      *
William H. Rogers, Jr.                                      22,000(14)                      *
All current directors and executive
  officers as a group (9 persons)                        5,358,541(15)                     33.1%

--------------

(1) The business address of Mr. Charles C. Anderson and Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630. Mr. Charles C. Anderson serves on the Company's Board of Directors. His brother, Mr. Joel R. Anderson, does not serve as an officer or director of the Company.

(2) Includes 83,000 shares held by a charitable foundation of which Mr. Charles C. Anderson is the Chairman of the Board of Directors, and 18,000 shares subject to options exercisable on or before May 30, 2003.

(3) Mr. Clyde B. Anderson's business address is 402 Industrial Lane, Birmingham, Alabama 35211.

(4) Includes 83,000 shares and 50,000 shares held by charitable foundations of which Mr. Clyde B. Anderson is a member of the Board of Directors and the Chairman of the Board of Directors, respectively. This number also includes 267,999 shares subject to options exercisable on or before May 30, 2003.

(5) Includes 83,000 shares held by a charitable foundation of which Mr. Joel R. Anderson is the Chairman of the Board of Directors.

(6) Dimensional Fund Advisors, Inc. is an investment advisor to a group of four investment companies. Its business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Berno, Gambal & Barbee, Inc. is an investment advisor with its business address is 1100 North Glebe Road Suite 1040, Arlington, Virginia 22201.

(8) Includes 30,000 shares subject to options exercisable on or before May 30, 2003.

(9) Includes 267,000 shares subject to options exercisable on or before May 30, 2003.

(10) Includes 177,333 shares subject to options exercisable on or before May 30, 2003.

(11) Includes 30,000 shares subject to options exercisable on or before May 30, 2003.

(12) Includes 48,200 shares subject to options exercisable on or before May 30, 2003.

(13) Includes 40,000 shares subject to options exercisable on or before May 30, 2003.

(14)     Represents options exercisable on or before May 30, 2003.

(15) Includes 900,532 shares subject to options exercisable on or before May 30, 2003.

                             EXECUTIVE COMPENSATION

         Pursuant to SEC rules for Proxy Statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Clyde B. Anderson, during fiscal 2003.

REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, which consists of Messrs. Ronald G. Bruno (who served as Chairman throughout fiscal 2003), J. Barry Mason and William H. Rogers, Jr., was responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 2003, as well as for administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. Each member of the Compensation Committee is a non-employee director.

         Compensation Policy. The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

         - Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

         - Reward performance that facilitates the achievement of the Company's business plan;

         -        Motivate executives to achieve strategic operating objectives;
                  and

         - Align the interests of executives with those of stockholders and the long-term interest of the Company by providing long-term incentive compensation in the form of stock options.

         In light of the Company's compensation policy, the components of its executive compensation program for fiscal 2003 were base salaries, cash bonuses and stock options.

         Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to account for inflation, the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with customers, suppliers and employees, employee safety and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

         Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus of up to 100% of his or her base salary at the time of the award, including awards provided under the Executive Incentive Plan. Cash bonuses generally are paid pursuant to a bonus program established at the beginning of a fiscal year in connection with the preparation of the Company's annual operating budget for such year. Under this bonus program, an executive officer (including the Chief Executive Officer) is eligible to receive a bonus upon the Company achieving certain net income goals and the executive officer accomplishing certain individual performance goals related to his or her job functions.

         Stock Options. In September 1992, the Company adopted a Stock Option Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted on an annual basis if warranted by the Company's growth and profitability. The Compensation Committee evaluates the Company's performance against pre-determined target levels of sales, net income and earnings per share in determining whether option grants are warranted and the aggregate amount of such grants. Under the Stock Option Plan, all stock options granted have had exercise prices no less than the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant. Prior to January 9, 2001, all options granted to employees become exercisable in equal annual increments over a five-year period and expired on the sixth anniversary of the date of grant. On January 9, 2001, the Compensation Committee approved an amendment to the Stock Option Plan that allows all options granted after that date to vest in equal annual increments over a three-year period and expire on the tenth anniversary of the date of the grant. The Compensation Committee believes that these features serve to align the interests of executives with those of stockholders and the long-term interests of the Company. Options to purchase 159,000 shares of Common Stock were granted to a total of four executive officers in fiscal 2003. The amount of each executive officer's grant of stock options was based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of prior stock option awards to the particular executive officer and the Company's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by the Company's executive officers, it does encourage such ownership and intends to gradually increase the ownership of the Company's Common Stock by executive officers and other key employees.

         Executive Incentive Plan. During fiscal 1995, the Company adopted the Books-A-Million, Inc. Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for awards to certain executive officers of cash, shares of restricted stock or both, based on the achievement of specific pre-established performance goals during a three consecutive fiscal year performance period. No awards were made under the Incentive Plan during fiscal 2003.

         Compensation of Chief Executive Officer. During fiscal 2003, the Company's Chief Executive Officer, Mr. Clyde B. Anderson, earned compensation comprised of each of the base salary and stock option components of the Company's executive compensation program described above. The Compensation Committee established his compensation after reviewing the compensation packages of other chief executive officers of publicly-traded retailers (as reported in such companies' proxy statements). The Compensation Committee considered the size, location, revenues, earnings and capital structure of the retailers whose chief executive officers' compensation packages were reviewed, and attempted to provide Mr. Anderson with comparable compensation based upon the Committee's subjective comparison of the size, location, revenues, earnings and capital structure of the Company. During fiscal 2003, Mr. Anderson also received options to purchase 62,000 shares of Common Stock at an exercise price of $2.37 per share. Mr. Anderson's options have an exercise price equal to the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant and vest in equal annual increments over three years, as do the options granted to other executive officers of the Company.

         Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 limit. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 limit, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                                 Mr. Ronald G. Bruno (Chairman)
                                 Dr. J. Barry Mason
                                 Mr. William H. Rogers, Jr.

         The Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Interlocks. As indicated above, the Compensation Committee of the Board of Directors consists of Messrs. Ronald G. Bruno, J. Barry Mason and William H. Rogers, Jr. During fiscal 2003, Charles C. Anderson, Clyde B. Anderson and
Terry C. Anderson served as executive officers or directors of a total of nine companies owned or controlled by the Anderson family (the "Other Companies"), with which there is an "interlock" relationship, as defined by the SEC, arising from the concurrent participation of (i) Clyde B. Anderson and Charles C. Anderson, both as members of the Board of Directors of the Company and as members of the boards of directors (and/or the compensation committees) of certain of the Other Companies and (ii) Charles C. Anderson and Terry C. Anderson, both as executive officers of certain of the Other Companies and as members of the Board of Directors of the Company.

         Certain Transactions. During fiscal 2003, the Company entered into certain transactions in the ordinary course of business with certain entities affiliated with Messrs. Charles C. Anderson, Terry C. Anderson and Clyde B. Anderson. The Board of Directors of the Company believes that all such transactions were on terms no less favorable to the Company than terms available from unrelated parties for comparable transactions. Significant activities with these entities are discussed in the following paragraphs.

         The Company and American Wholesale Book Company ("American Wholesale") purchase certain of their collectibles and books from Treat Entertainment, Inc. ("Treat"), which is wholly-owned by members of the Anderson family. During fiscal 2003, such purchases from Treat totaled $1,141,734. The Company and American Wholesale purchase gifts and cards from C.R. Gibson, of which the Anderson family controls virtually all of the outstanding stock. Such purchases from C.R. Gibson totaled $471,556 during fiscal 2003. The Company and American Wholesale also purchase certain of their paperback books, newspapers and a substantial portion of their magazines from Anderson News Corporation ("Anderson News"), virtually all of the outstanding stock of which is owned by members of the Anderson family. During fiscal 2003, purchases of these items from Anderson News totaled $27,642,141. The Company and American Wholesale purchases certain book product from Popular Publishing, a Company owned substantially by Anderson News. During fiscal 2003, purchases from Popular Publishing totaled $310,912.

         During fiscal 2003, the Company and American Wholesale sold books to Anderson News. The amount was a net sales return in the amount of $76,498. During the year, the Company and NetCentral provided $131,198 of internet services to Magazines.com, an affiliate of Anderson News and majority-owned by members of the Anderson family. The Company, American Wholesale and NetCentral also provided internet services to American Promotional Events ("APE"), which is wholly-owned by the Anderson family. Those services provided to APE totaled $53,249.

         The Company leases its principal executive offices from a trust, which was established for the benefit of the grandchildren of Mr. Charles C. Anderson. The lease extends to January 31, 2006. During fiscal 2003, the Company paid rent of $137,188 to the trust under this lease. Anderson & Anderson LLC ("A&A"), which is wholly-owned by members of the Anderson family, also leases three buildings to the Company. During fiscal 2003, the Company paid A&A a total of $434,607 in connection with such leases.

         For fiscal 2003, the Company paid Charles C. Anderson $44,000 for management services provided to the Company. These amounts were in part in lieu of Directors fees due to Mr. Anderson in the amount of $23,000. During fiscal 2003, the Company paid Joel R. Anderson, one of the owners of A&A, $56,000 for management services provided. A&A received $44,000 from the Company in management fees for fiscal 2003.

         The Company subleases certain property to Hibbett Sporting Goods, Inc. ("Hibbett"), a sporting goods retailer in the Southeastern United States. The Company's Chairman and Chief Executive Officer, Clyde B. Anderson, serves as a director for Hibbett. During fiscal 2003, the Company received $160,836 in rent payments from Hibbett.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Compensation Committee Interlocks and Insider Participation - Certain Transactions" above for a description of certain transactions and relationships between the Company (or American Wholesale and NetCentral) and other entities affiliated with certain of its executive officers.

EXECUTIVE OFFICER COMPENSATION

         This section of the Proxy Statement discloses the compensation awarded, paid to or earned by, the Company's Chief Executive Officer and its three most highly compensated officers other than the Chief Executive Officer during fiscal 2003. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

TABLE I - SUMMARY COMPENSATION TABLE

         The following table presents the total compensation of the Company's Named Executive Officers during each of the fiscal years set forth below.

                      TABLE I - SUMMARY COMPENSATION TABLE

                                                 Annual Compensation           Long-Term Compensation
                                          -------------------------------   ---------------------------
                                          Fiscal      Salary       Bonus        Number of Securities         All Other
                  Name                     Year         $           $(1)    Underlying Options(#)(1)(2)    Compensation($)
                  ----                    ------      ------      -------   ---------------------------    ---------------
Clyde B. Anderson                          2003       410,000           0                62,000               49,126(3)
  Chairman and Chief Executive Officer     2002       400,000     280,000                62,000               36,176(4)
                                           2001       400,000      65,000               125,000               71,088(5)

Sandra B. Cochran                          2003       340,000           0                45,000               14,295(3)
  President and Secretary                  2002       330,000     231,000                45,000                5,207(4)
                                           2001       300,000      37,500                90,000                6,000(5)

Terrance G. Finley                         2003       245,000           0                37,000                5,752(3)
  EVP, Books-A-Million and                 2002       238,000      87,000                37,000                5,867(4)
  President, American Internet Services    2001       225,000     135,000                75,000                5,820(5)

Richard S. Wallington                      2003       160,000           0                15,000                3,889(3)
  Chief Financial Officer                  2002       150,000      75,000                15,000                3,519(4)
                                           2001       140,000      12,500                30,000                3,076(5)

(1) In fiscal 1995, the Company's Board of Directors adopted the Books-A-Million, Inc. Executive Incentive Plan and authorized Clyde B. Anderson, Sandra B. Cochran and Terrance G. Finley to participate in such plan. However, because no awards were made under the Executive Incentive Plan during fiscal 2003, no amounts are included in the table with respect to such plan.

(2) All of the options granted to the Company's Named Executive Officers prior to January 9, 2001 become exercisable in equal increments over five years and expire six years from the date of the grant (or earlier if the optionee dies or ceases to be employed full-time by the Company). Options granted after January 9, 2001 become exercisable in equal increments on the first, second and third anniversaries of the date of grant and expire ten years from the date of grant (or earlier if the optionee dies or ceases to be employed full-time by the Company).

(3) For fiscal 2003, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan of $5,100, $5,100, $5,100 and $3,500 on behalf of Clyde B. Anderson, Sandra B. Cochran, Terrance G. Finley and Richard S. Wallington, respectively, (ii) life insurance premiums of $1,128, $926, $652 and $389 on behalf of each of Clyde B. Anderson, Sandra B. Cochran, Terrance G. Finley and Richard S. Wallington, respectively, and (iii) transportation-related benefits of $42,898 and $8,269 on behalf of Clyde B. Anderson and Sandra B. Cochran, respectively.

(4) For fiscal 2002, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan of $4,327, $4,271, $5,100 and $3,219 on behalf of Clyde B. Anderson, Sandra B. Cochran, Terrance G. Finley and Richard S. Wallington, respectively, (ii) life insurance premiums of $720, $636, $767 and $300 on behalf of each of Clyde B. Anderson, Sandra B. Cochran, Terrance G. Finley and Richard S. Wallington, respectively, and (iii) transportation-related benefits of $31,129 and $300 on behalf of Clyde B. Anderson and Sandra B. Cochran, respectively.

(5) For fiscal 2001, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan of $5,100 on behalf of each of Clyde B. Anderson, Sandra B. Cochran and Terrance G. Finley and $2,800 on behalf of Richard S. Wallington, (ii) life insurance premiums of $540 on behalf of each of Clyde B. Anderson and Sandra B. Cochran, and $720 and $276 on behalf of Terrance G. Finley and Richard S. Wallington, respectively, and (iii) transportation-related benefits of $65,448 and $360 on behalf of Clyde
B. Anderson and Sandra B. Cochran, respectively.

STOCK OPTION INFORMATION

         The Company maintains the Books-A-Million, Inc. Stock Option Plan. A total of 3,800,000 shares of Common Stock are authorized to be made available for issuance under the Plan. Options granted under the Plan are either incentive stock options or nonqualified options. The Plan contains certain limitations with respect to incentive stock options that are intended to satisfy applicable Internal Revenue Code requirements. Under the Plan, the Company is authorized to issue options to certain officers, employees, consultants and directors of the Company and its subsidiaries. Of the 3,800,000 shares of Common Stock reserved for issuance under the Plan, as of March 31, 2003, 610,428 shares were available for issuance under the Plan.

         The Company also maintains separate stock option plans for four of its subsidiaries: American Internet Services, Inc., Booksamillion.com, Inc., NetCentral, Inc. and FaithPoint, Inc. A total of 10,000 shares of Common Stock are authorized to be made available for issuance under each of the subsidiary plans. Options granted under each subsidiary plan are either incentive stock options or nonqualified options. Each subsidiary plan contains certain limitations with respect to incentive stock options that are intended to satisfy applicable Internal Revenue Code requirements. Under each subsidiary plan, the Company is authorized to issue options to certain officers, employees, consultants and directors of the Company and its subsidiaries. Of the 10,000 shares of Common Stock reserved for issuance under each subsidiary plan, as of March 31, 2003, all of the shares were available for issuance.

TABLE II - OPTION GRANTS IN FISCAL 2003

         This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 2003 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 2003. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                     TABLE II - OPTION GRANTS IN FISCAL 2003

                                                  Individual Grants
                              ---------------------------------------------------------
                                                                                             Realizable Value
                                                                                             At Assumed Annual
                              Number of                                                     Rates of Stock Price
                              Securities       Percent of                                     Appreciation for
                              Underlying     Total Options      Exercise                         Option Term
                               Options         Granted to        Price       Expiration     ---------------------
Name                          Granted(1)       Employees       Per Share        Date           5%           10%
----                          ----------     -------------     ---------     ----------     -------      --------
Clyde B. Anderson               62,000           17.1%           $2.37         1/31/13      $92,410      $234,185
Sandra B. Cochran               45,000           12.4%           $2.37         1/31/13      $67,072      $169,973
Terrance G. Finley              37,000           10.2%           $2.37         1/31/13      $55,148      $139,755
Richard S. Wallington           15,000            4.1%           $2.37         1/31/13      $22,357      $ 56,658

(1) All of the options granted to the Company's Named Executive Officers become exercisable in equal increments on the first, second and third anniversaries of the date of grant and expire ten years from the date of grant or earlier if the optionee dies or ceases to be employed full-time by the Company.

TABLE III - OPTION EXERCISES IN FISCAL 2003 AND FISCAL 2003 YEAR-END OPTION
VALUES

         None of the Company's Named Executive Officers exercised any options during fiscal 2003. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of February 1, 2003. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $2.37, which was the closing sale price of a share of Common Stock reported in the Nasdaq National Market January 31, 2003 (the last trading day prior to the end of the Company's fiscal year).


                 TABLE III - FISCAL 2003 YEAR-END OPTION VALUES

                                       Number of Shares Subject to              Value of Unexercised
                                         Unexercised Options at                 In-the-Money Options
                                            February 1, 2003                     at February 1, 2003
Name                                    Exercisable/Unexercisable             Exercisable/Unexercisable
----                                   ---------------------------            -------------------------
Clyde B. Anderson                             267,999/186,001                      $28,333/$56,667
Sandra B. Cochran                             267,000/178,000                      $40,800/$20,400
Terrance G. Finley                            177,333/121,667                      $34,000/$17,000
Richard S. Wallington                          48,200/44,400                       $13,600/$6,800

PERFORMANCE GRAPH


         The following indexed line graph indicates the Company's total return to stockholders from January 30, 1998 to January 31, 2003, the last trading day prior to the Company's 2003 fiscal year end, as compared to the total return for the Nasdaq Composite Index and the Nasdaq Retail Trade Stock Index for the same period.


                              [PERFORMANCE GRAPH]


                               JAN. 30, 1998   JAN. 29, 1999   JAN. 28, 2000   FEB. 2, 2001    FEB. 1, 2002    JAN. 31, 2003
                               -------------   -------------   -------------   ------------    ------------    -------------
Books-A-Million, Inc.              $100            $188            $131            $ 36            $ 52             $40

NASDAQ Composite Index             $100            $156            $241            $164            $119             $83

NASDAQ Retail Trade Stocks         $100            $122            $ 98            $ 75            $ 90             $73

                        PROPOSAL 2 - STOCKHOLDER PROPOSAL

The Company has been advised that Mr. Roger Garfinkle, intends to introduce the following proposal at the Annual Meeting.

The Shareholders of Books-a-Million, Inc. (the "Company") hereby request that the Board of Directors develop a policy attempting to return a portion of company profits to shareholders on a regular basis.

It is up to the Board of Directors to decide whether this can best be done through the use of the Company's share repurchase program, by the declaring of quarterly cash dividends or by some other method.

This proposal sets no limits as to the amount of funds to be returned to shareholders. It is up to the Board of Directors to decide what percentages of Company profits should be returned to shareholders based on what they feel is in the best interests of Shareholders.

Management shall have the option to temporarily suspend the return of funds to Shareholders whenever it believes this is in the best interest of the Company and its Shareholders.

Mr. Garfinkle has submitted the following statement in support of the proposal:

SUPPORTING STATEMENT

During the 1990s, many investors sought to invest in growth stocks, rather than income stocks. During that time, Books-a-Million went through a period of rapid growth, with annual revenues rising from less than $100 million in Fiscal 1993 to over $440 million in Fiscal 2003.

The rapid rise in revenues over the last ten years has not translated to a rise in profits, however. In fact, earnings per share over the last three years have been about half of what they were from 1993 to 1995. Additionally, the company has gone from having cash in the bank to having a large amount of debt, which makes the company vulnerable if economic conditions continue to deteriorate.

Lower profits and increased risk may be the biggest reasons that the price of company stock has fallen significantly in recent years. If the company places a greater emphasis on increasing the profitability of existing stores, rather than on opening up new stores, it is likely that earnings per share and the value of the company's stock will increase. It is also likely that shareholders and the market will reward the Company with a higher valuation if it adopts a policy of returning profits to shareholders by regularly repurchasing shares or paying out a cash dividend.

This proposal is designed to give shareholders an opportunity to communicate their own wishes to management regarding the direction of the Company. If a shareholder prefers to have the Company pursue a strategy of slower growth, with a greater emphasis on profitability and increasing the value of Books-a-Million stock, that shareholder should vote in favor of this proposal.

COMPANY'S RESPONSE IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board opposes the proposal because the policy is not in the best interests of stockholders. If the Company were to adopt a formal policy, the Company would be required to make share repurchases or pay dividends regardless of whether it was in the best interests of the Company and its stockholders to do so. A formal policy would also limit whether the Company should take other actions, as determined by the Board of Directors and the Company's management in their business judgment, to enhance the long- term growth and profitability of the Company for the benefit of the shareholders. In addition, the Company's Credit Agreement under certain circumstances restricts or prohibits the Company from repurchasing stock or paying dividends.

The Company believes that its current policies are in the best interests of its stockholders. The Company continually looks for opportunities to improve its margins, reduce its inventory and enhance its profitability. The Company reviews the profitability trends and prospects of each of its stores and evaluates whether or not any underperforming stores should be closed, converted to a different format or relocated to more desirable locations. The Company believes that its management team has the experience and leadership skills necessary to continue to enhance the profitability of the Company and thereby increase the value of the Company's common stock.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                     STOCKHOLDERS VOTE AGAINST THE PROPOSAL.



                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                           INDEPENDENT PUBLIC AUDITORS

         Arthur Andersen LLP was the Company's independent auditors for fiscal 2002 and had been its independent auditors since its initial public offering in 1992. The Company dismissed Arthur Andersen LLP as its independent auditors on April 26, 2002. The decision to dismiss Arthur Andersen as the Company's independent auditors was recommended and approved by the Audit Committee. Arthur Andersen's report on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the two most recent fiscal years and since the end of fiscal year 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur

Andersen would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report.

         The Company engaged Deloitte & Touche LLP as its independent auditors for fiscal 2003 in May 2002.

                             SOLICITATION OF PROXIES

         The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 2004 annual meeting must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to December 31, 2003. Any such proposal received after March 15, 2004 will be considered untimely for purposes of the 2004 annual meeting, and proxies delivered for the 2004 annual meeting will confer discretionary authority to vote on any such matters.

                                  ANNUAL REPORT
         The Company's Annual Report to Stockholders for fiscal 2003 (which is not part of the Company's proxy soliciting material) is being mailed to the Company's stockholders with this proxy statement.


                                                                     May 5, 2003
                                                             Birmingham, Alabama

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                              BOOKS-A-MILLION, INC.

         The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 5, 2003, and hereby appoints Clyde B. Anderson and Sandra B. Cochran, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2003 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 5, 2003 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, 35203 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

         This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR Proposals 1 and 2 on the reverse side and as the proxies deem advisable on such other matters which may properly come before the meeting (Proposal 3).

The Board of Directors recommends a vote FOR Item 1 and AGAINST Item 2.

(1) To elect the nominees listed below to serve as a director of the Company for a three-year term expiring in 2006:

         Clyde B. Anderson           Ronald G. Bruno

[ ] FOR the nominees listed above,              [ ] WITHHOLD authority to vote
    except as indicated below.            for all of the nominees listed above.


      * To withhold authority for any individual nominee, mark "FOR" above and write the name of the nominee as to whom you wish to withhold authority in the space below:

-------------------------------------------------------------------------------

(2) To vote on a proposal submitted by one shareholder with respect to the use of a portion of Company profits.

         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN


                                                     (Continued on Reverse Side)

(3) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

                                                      Dated             , 2003
                                                           --------------


                                                      ----------------------
                                                      Signature


                                                      ----------------------
                                                      Signature (if held
                                                      jointly) Title or
                                                      authority (if
                                                      applicable)

                                                      NOTE: Please sign
                                                      exactly as name
                                                      appears hereon. If
                                                      shares are registered
                                                      in more than one name,
                                                      the signature of all
                                                      such persons are
                                                      required. A
                                                      corporation should
                                                      sign in its full
                                                      corporate name by a
                                                      duly authorized
                                                      officer, stating his
                                                      or her title.
                                                      Trustees, guardians,
                                                      executors and
                                                      administrators should
                                                      sign in their official
                                                      capacity, giving their
                                                      full title as each. If
                                                      a partnership, please
                                                      sign in the
                                                      partnership name by an
                                                      authorized person.